UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  02/04/2013

Stereotaxis, Inc.
(Exact name of registrant as specified in its charter)

Commission File Number:  000-50884

Delaware	94-3120386
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

4320 Forest Park Avenue, Suite 100, St. Louis, MO 63108
(Address of principal executive offices, including zip code)

314-678-6100
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(b)        On February 4, 2013, Samuel W. Duggan II, Chief Financial Officer of Stereotaxis, Inc. (the "Company"), notified the Company of his decision to resign from the Company effective February 22, 2013.
(c)       Mr. Martin C. Stammer will serve as the Company's interim Chief Financial Officer, and he will also be assuming the duties of principal financial officer and principal accounting officer of the Company, effective February 28, 2013. Mr. Stammer, 32, joined the Company in October 2009 as Senior Manager, Financial Reporting. He held the position of Corporate Controller from July 2011 through August 2012, and in August 2012 was named Vice President, Controller. Prior to joining the Company, Mr. Stammer was employed in various roles and capacities at Deloitte & Touche LLP, including most recently as Audit Manager.
Mr. Stammer will receive salary, bonus and equity awards, and will participate in other benefit and compensation plans, at levels consistent with his seniority and scope of responsibility.
There is no arrangement between Mr. Stammer and any other persons pursuant to which he was selected as principal financial officer and principal accounting officer of the Company. Mr. Stammer does not have any relationship or related person transaction with the Company that would require disclosure pursuant to Item 401(d) of SEC regulation S-K.
The Company is not aware of any transactions or proposed transactions in which the Company was or is to be a participant since January 1, 2010, in which the amount involved exceeds $120,000, and in which Mr. Stammer had, or will have, a direct or indirect material interest.
A copy of the February 7, 2013 press release announcing Mr. Duggan's resignation and Mr. Stammer's assumption of new duties is attached hereto as Exhibit 99.1.

Item 9.01.    Financial Statements and Exhibits

Stereotaxis, Inc. Press Release dated February 7, 2013

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Stereotaxis, Inc.

Date: February 07, 2013	By:	/s/ Karen Witte Duros
Karen Witte Duros
Sr. Vice President, General Counsel

EXHIBIT INDEX

Exhibit No.	Description
EX-99.1	Stereotaxis, Inc. Press Release dated February 7, 2013